Exhibit (b)

AMENDED AND RESTATED BYLAWS

OF

ALTABA INC.

(Effective June 16, 2017)

i

Article V OFFICERS		26
5.1	Officers	26
5.2	Appointment of Officers	26
5.3	Subordinate Officers	26
5.4	Removal and Resignation of Officers	26
5.5	Vacancies in Offices	27
5.6	Chief Executive Officer	27
5.7	Vice Presidents	27
5.8	General Counsel and Secretary	27
5.9	Chief Financial and Accounting Officer	28
5.10	Chief Compliance Officer	28
5.11	Representation of Securities of Other Entities	29
5.12	Authority and Duties of Officers	29

Article VI INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND OTHER AGENTS		29

Article VII RECORDS AND REPORTS		31
7.1	Maintenance and Inspection of Records	31
7.2	Inspection by Directors	31

Article VIII GENERAL MATTERS		32
8.1	Disbursements	32
8.2	Execution of Corporate Contracts and Instruments	32
8.3	Share Certificates and Uncertificated Shares	32
8.4	Special Designation on Certificates	33
8.5	Lost Certificates	33
8.6	Construction; Definitions	33
8.7	Dividends	33
8.8	Fiscal Year	33
8.9	Seal.	34
8.10	Transfer of Stock	34
8.11	Stock Transfer Agreements	34
8.12	Transfer Agent	34

Article IX AMENDMENTS		34

ii

BYLAWS

OF

ALTABA INC.

(hereinafter called the “Corporation”)

ARTICLE I

CORPORATE OFFICES

1.1 Registered Office.

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

1.2 Other Offices.

The Board of Directors may at any time establish other offices at any place or places where the Corporation is qualified to do business.

ARTICLE II

MEETINGS OF STOCKHOLDERS

2.1 Place of Meetings.

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board of Directors. The Board of Directors may, in its sole discretion, determine that a meeting of the stockholders shall not be held at any place, but may instead be held solely by means of remote communication in the manner authorized by the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any designation, stockholders’ meetings shall be held at the registered office of the Corporation.

2.2 Annual Meeting.

The annual meeting of stockholders shall be held each year on a date and at a time designated by the Board of Directors. At the meeting, directors shall be elected and any other proper business may be transacted.

2.3 Special Meeting.

(a) A special meeting of the stockholders may be called at any time only by the Board of Directors, the chair of the board, or the chief executive officer. A special meeting of stockholders shall be called by the secretary upon written request to the secretary (each such request, a “Special Meeting Request” and such meeting, a “Stockholder Requested Special Meeting”) by the record holder or holders representing in the aggregate at least 25% of the outstanding shares of common stock of the Corporation which shares are determined to be “Net Long Shares” (as defined below) (the “Requisite Percentage”), who have held such shares continuously for at least one year prior to the date such Special Meeting Request is delivered to the Corporation (such period, the “One-Year Period”), and who have complied in full with the requirements set forth in these Bylaws. A special meeting of stockholders may be held at such date, time and place, if any, within or without the State of Delaware as may be designated by the Board of Directors; provided, however, that the date of any Stockholder Requested Special Meeting shall be not more than 90 days after a Special Meeting Request(s) satisfying the requirements set forth in these Bylaws and representing the Requisite Percentage is received by the secretary. In fixing a date, time and place, if any, for any special meeting of stockholders, the Board of Directors may consider such factors as it deems relevant, including without limitation, the nature of the matters to be considered, the facts and circumstances related to any request for a meeting and any plan of the Board of Directors to call an annual meeting or special meeting. The Corporation may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

For purposes of determining the Requisite Percentage, “Net Long Shares” mean those shares of common stock of the Corporation as to which the stockholder(s) of record making the Special Meeting Request or beneficial owner(s), if any, on whose behalf the Special Meeting Request is being made (each such record owner and beneficial owner, a “Requesting Stockholder”) is deemed to “own” (as such term is defined in Section 2.7(b) of this Article II). Whether shares constitute “Net Long Shares” shall be decided in good faith by the Board of Directors.

(b) In order for a Stockholder Requested Special Meeting to be called, one or more Special Meeting Requests must be signed by the record holders of shares representing in the aggregate at least the Requisite Percentage who have held such shares continuously for the One-Year Period and by each of the beneficial owners, if any, on whose behalf the Special Meeting Request is being made. Each Special Meeting Request shall be delivered to the secretary at the Corporation’s principal executive offices and shall be accompanied by a written notice setting forth the information required by (i) Section 2.6(b) as to the business proposed to be conducted at the special meeting and as to the stockholder(s) proposing such business, and/or (ii) Section 2.5 as to any nominations proposed to be presented at the special meeting and as to the stockholder(s) proposing such nominations. In addition to the foregoing, a Special Meeting Request must include; (x) documentary evidence of the number of Net Long Shares owned by the Requesting Stockholder(s) as of the date on which the Special Meeting Request is delivered to the secretary and documentary evidence that such shares have been held continuously for the One-Year Period, provided that, if the stockholder submitting the Special Meeting Request is not the beneficial owner of such shares, then to be valid, the Special Meeting Request must also include documentary evidence (or, if not simultaneously provided with the Special Meeting Request, such documentary evidence must be delivered to the secretary within 10 days after the date on which the Special Meeting Request is delivered to the secretary) of the number of Net Long Shares owned by the beneficial owner(s) as of the date on which the Special Meeting Request is delivered to the secretary and documentary evidence that such shares have been held for the One-Year Period; (y) an acknowledgment of the Requesting Stockholder(s) that any decrease after the date on which the Special Meeting Request is delivered to the secretary in the number of Net Long Shares held by such stockholder shall be deemed a revocation of the Special Meeting Request with respect to such shares and that such shares will no longer be included in determining whether the Requisite Percentage has been satisfied; and (z) a commitment by the Requesting Stockholder(s) to continue to satisfy the Requisite Percentage through the date of the Stockholder Requested Special Meeting and to promptly notify the Corporation upon any decrease occurring between the date on which the Special Meeting Request is delivered to the secretary and the date of the Stockholder Requested Special Meeting in the number of Net Long Shares owned by such stockholder.

Each Requesting Stockholder is required to update and supplement the Special Meeting Request delivered pursuant to this Section 2.3, if necessary, so that the information provided or required to be provided in such notice by (i) Section 2.6(b) as to the business proposed to be conducted at the special meeting and as to the stockholder(s) proposing such business, and/or (ii) Section 2.5 as to any nominations proposed to be presented at the special meeting and as to the stockholder(s) proposing such nominations shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the Stockholder Requested Special Meeting, and such update and supplement shall be received by the secretary at the principal executive offices of the Corporation not later than 5 business days after the record date for determining the stockholders entitled to receive notice of such meeting. The Requesting Stockholder(s) also shall certify in writing on the day prior to the Stockholder Requested Special Meeting as to whether the Requesting Stockholder(s) continues to satisfy the Requisite Percentage. In addition to the foregoing, the Requesting Stockholder(s) shall promptly provide any other information reasonably requested by the Corporation.

(c) In determining whether a special meeting of stockholders has been requested by the record holders of shares representing in the aggregate at least the Requisite Percentage who have held such shares continuously for the One-Year Period, multiple Special Meeting Requests delivered to the secretary will be considered together only if (i) each Special Meeting Request identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting, in each case as determined by the Board of Directors (which, if such purpose is the nominating of a person or persons for election to the Board of Directors, will mean that the exact same person or persons are nominated in each relevant Special Meeting Request), and (ii) such Special Meeting Requests have been dated and delivered to the secretary within 60 days of the earliest dated Special Meeting Request. A stockholder may revoke a Special Meeting Request at any time by written revocation delivered to the secretary. If, following such revocation, there are unrevoked requests from stockholders representing in the aggregate less than the Requisite Percentage, the Board of Directors, in its discretion, may cancel the special meeting.

(d) At any Stockholder Requested Special Meeting, the business transacted shall be limited to the purpose(s) stated in the Special Meeting Request; provided, however, that the Board of Directors shall have the authority in its discretion to submit additional matters to the stockholders and to cause other business to be transacted. Notwithstanding the foregoing provisions of this Section 2.3, a Stockholder Requested Special Meeting shall not be held if (i) the Special Meeting Request does not comply with these Bylaws, (ii) the business specified in the Special Meeting Request is not a proper subject for stockholder action under applicable law,

(iii) the Board of Directors has called or calls for an annual or special meeting of stockholders to be held within 90 days after the secretary receives the Special Meeting Request and the Board of Directors determines that the business of such meeting includes (among any other matters properly brought before the annual or special meeting) the business specified in the Special Meeting Request, (iv) the Special Meeting Request is received by the secretary during the period commencing 90 days prior to the anniversary date of the prior year’s annual meeting of stockholders and ending on the date of the final adjournment of the next annual meeting of stockholders, (v) an identical or substantially similar item (a “Similar Item”) was presented at any meeting of stockholders held within 90 days prior to receipt by the secretary of the Special Meeting Request (and, for purposes of this clause (v), the nomination, election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the nomination, election or removal of directors, the changing the size of the Board of Directors and the filling of vacancies and/or newly created directorships), or (vi) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other applicable law.

(e) Except to the extent previously determined by the Board of Directors in connection with a Special Meeting Request, the chairperson of the Stockholder Requested Special Meeting shall determine at such meeting whether any proposed business or other matter to be transacted by the stockholders has not been properly brought before the special meeting and, if he or she should so determine, the chairperson shall declare that such proposed business or other matter was not properly brought before the meeting and such business or other matter shall not be presented for stockholder action at the meeting. In addition, notwithstanding the foregoing provisions of this Section 2.3, unless otherwise required by law, if the Requesting Stockholder(s) (or a qualified representative of the stockholder) does not appear at the special meeting to present a nomination or other proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.3, “qualified representative” shall have the same meaning ascribed to such term in Section 2.5 and 2.6(b) hereof.

2.4 Notice of Stockholder Meetings; Affidavit of Notice.

All notices of meetings of stockholders shall be sent or otherwise given in accordance with this Section 2.4 of these Bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting (or such longer or shorter time as is required by Sections 2.5 or 2.6 of these Bylaws, if applicable). The notice shall specify the place, if any, date, and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Written notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at the address as it appears on the records of the Corporation. An affidavit of the secretary or an assistant secretary or of the transfer agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

To the extent permitted by the DGCL and without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under applicable law, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission if consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed to be revoked if (a) the Corporation is unable to deliver by electronic transmission 2 consecutive notices by the Corporation in accordance with such consent and (b) such inability becomes known to the secretary or assistant secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given by electronic transmission, as described above, shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network, together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder.

For purposes of Sections 2.5 and 2.6, “public announcement” of the date of a meeting of stockholders shall mean disclosure in a press release reported by Business Wire, Dow Jones News Service, Associated Press or a comparable national news service. “Electronic transmission” shall mean any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

2.5 Advance Notice of Stockholder Nominees.

(a) Only persons who are nominated in accordance with the procedures set forth in this Section 2.5 or Section 2.7 below shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders (1) by or at the direction of the Board of Directors (or any duly authorized committee thereof), (2) by any stockholder of the Corporation who was a stockholder of record at the time of giving of such stockholder’s notice provided for in this Section 2.5, who is entitled to vote for the election of directors at the meeting and who complies with the notice procedures set forth in this Section 2.5, or (3) by any stockholder of the Corporation who meets the requirements of and complies with the procedures set forth in Section 2.7 of this Article II. In addition to any other applicable requirements, for a nomination to be made by a stockholder pursuant to this Section 2.5, the stockholder must have given timely notice thereof in proper written form to the secretary of the Corporation. To be timely, a stockholder’s notice pursuant to this Section 2.5 shall be received by the secretary at the principal executive offices of the Corporation (a) in the case of the annual meeting not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public announcement of the date of such meeting is first made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public announcement of the date of the special meeting is first made, whichever first occurs. In no event shall the public announcement of an adjournment or postponement of a meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. To be in proper written form, such stockholder’s notice must set forth the following information: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) (A) the class and number of all shares of stock of the Corporation which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of shares of all stock of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of capital stock of the Corporation held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person or any affiliates or associates of such person with respect to stock of the Corporation and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of capital stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of share price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation; (iv) a completed and signed questionnaire, representation and agreement required by paragraph (b) of this Section 2.5; (v) whether the person is an “interested person” of the Corporation as defined in Section 2(a)(19) of the Investment Company Act of 1940 (the “Investment Company Act”); (vi) whether the person is or has been the subject of any of the ineligibility provisions contained in Section 9(b) of the Investment Company Act that would permit the Securities and Exchange Commission (“SEC”) by order to prohibit, conditionally or unconditionally, either permanently or for a period of time, such individual from serving or acting as an director a registered investment company; (vii) whether the person is or has been the subject of any of the ineligibility provisions contained in Section 9(a) of the Investment Company Act that could reasonably be expected to result in such individual being ineligible to serve or act in the capacity of director for any registered investment company; and (viii) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address, as they appear on the Corporation’s books, of such stockholder, and of such beneficial owner; (ii) (A) the class and number of all shares of stock of the Corporation which are owned beneficially and of record by such person and any affiliates or associates of such person; (B) the name of each nominee holder of shares of all stock of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of capital stock of the Corporation held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person or any affiliates or associates of such person with respect to stock of the Corporation and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of capital stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of share price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation; (iii) a description of all agreements, arrangements, or understandings (whether written or oral) between or among such person, or any affiliates or associates of such person, and any proposed nominee or any other person or persons (including their names) in connection with the such nomination and any material interest of such person, or any affiliates or associates of such person, in such nomination, including any anticipated benefit therefrom to such person, or any affiliates or associates of such person; (iv) a representation whether such person, or any affiliates or associates of such person, intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the nominee and/or (B) otherwise to solicit proxies or votes from stockholders in support of such nomination; (v) a representation that the stockholder giving the notice intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (vi) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors, or may otherwise be required, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.5 or Section 2.7 of this Article II. A stockholder providing notice pursuant to this Section 2.5 of any nomination proposed to be made at a meeting of the stockholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the meeting, and such update and supplement shall be received by the secretary at the principal executive offices of the Corporation not later than 5 business days after the record date for determining the stockholders entitled to receive notice of such meeting. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation. Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.5, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The chairperson of the meeting shall determine whether a nomination was not made in accordance with the procedures prescribed by the Bylaws, and if he or she should so determine, he or she shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

(b) To be eligible to be a nominee for election or reelection as a director of the Corporation, each person whom a stockholder proposes to nominate for election as director must have previously delivered (in accordance with the time periods prescribed for delivery of notice under this Section 2.5), to the secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in a form provided by the Corporation) that such candidate for nomination (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question in his or her capacity as a director (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein and (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

2.6 Advance Notice Provision for Proposing Business at the Annual Meeting.

(a) No business (other than nominations for election to the Board of Directors, which must comply with the provisions of Section 2.5 or Section 2.7, as applicable) may be transacted by the stockholders other than at a duly called meeting of stockholders (i) pursuant to the Corporation’s notice with respect to such meeting; (ii) by or at the direction of the Board of Directors; or (iii) at the annual meeting by any stockholder of the Corporation who was a stockholder of record at the time of giving of such stockholder’s notice provided for in this Section 2.6, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this Section 2.6.

(b) In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a) of this Section 2.6, the stockholder must have given timely notice thereof in proper written form to the secretary of the Corporation and such business must be a proper matter for stockholder action under the DGCL. To be timely, a stockholder’s notice shall be received by the secretary at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was made or such public announcement of the date of such meeting is first made, whichever first occurs. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. To be in proper written form, such stockholder’s notice must set forth the following information: (a) as to each matter that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and address of such person; (ii) (A) the class and number of all shares of stock of the Corporation which are owned beneficially or of record by such person, and any affiliates or associates of such person, (B) the name of each nominee holder of shares of all stock of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of stock of the Corporation held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to the capital stock of the Corporation and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of capital stock of the Corporation) has been made by or on behalf of such stockholder, or any affiliates or associates of such stockholder, or such beneficial owner, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of share price changes for, such stockholder, or any affiliates or associates of such stockholder, or such beneficial owner, or to increase or decrease the voting power or pecuniary or economic interest of such stockholder, or any affiliates or associates of such stockholder, or such beneficial owner with respect to securities of the Corporation; (iii) a description of all agreements, arrangements, or understandings (whether written or oral) between or among such person, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such person, in such business, including any anticipated benefit therefrom to such person; (iv) a representation whether the stockholder giving notice intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or (B) otherwise to solicit proxies or votes from stockholders in support of such proposal; (v) a representation that the stockholder giving notice intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and (vi) any other information relating to such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such person with respect to such matters, or may otherwise be required, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. A stockholder providing notice of business proposed to be brought before a meeting of stockholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.6 shall be true and correct as of the record date for determining the stockholders entitled to receive notice of such meeting and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than 5 business days after the record date for determining the stockholders entitled to receive notice of such meeting. The foregoing notice requirements of this Section 2.6 shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. Notwithstanding the foregoing provisions of this Section 2.6, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.6, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(c) Only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.6. The chairperson of the meeting shall determine whether any business proposed to be transacted by the stockholders has not been properly brought before the meeting and, if he or she should so determine, the chairperson shall declare that such proposed business or was not properly brought before the meeting and such business shall not be presented for stockholder action at the meeting.

(d) Nothing contained in this Section 2.6 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act (or any successor provision of law).

2.7 Proxy Access for Director Nominations.

(a) Notwithstanding anything to the contrary in these Bylaws, whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of stockholders, subject to the provisions of this Section 2.7, the Corporation shall include in its proxy statement, form of proxy card and other applicable documents or filings with the SEC required in connection with the solicitation of proxies for the election of directors for such annual meeting (the “Corporation’s proxy materials”), in addition to any persons nominated for election by the Board of Directors or any committee thereof, the name of any person nominated for election to the Board of Directors pursuant to this Section 2.7 (the “Stockholder Nominee”)

by an Eligible Stockholder (as defined below), and will include in its proxy statement for the annual meeting of stockholders the Required Information (as defined below), if the Eligible Stockholder satisfies the requirements of this Section 2.7 and expressly elects at the time of providing the notice required by this Section 2.7 (the “Notice of Proxy Access Nomination”) to have its Stockholder Nominee(s) included in the Corporation’s proxy materials pursuant to this Section 2.7.

(b) To qualify as an “Eligible Stockholder,” a stockholder or an eligible group of no more than 20 stockholders must have owned (as defined below) the Required Ownership Percentage (as defined below) of the Corporation’s outstanding common stock (the “Required Shares”) continuously for the Minimum Holding Period (as defined below) as of both the date the Notice of Proxy Access Nomination is delivered to the secretary of the Corporation in accordance with this Section 2.7 and the close of business on the record date for determining the stockholders entitled to vote at the annual meeting of stockholders, and thereafter must continue to own the Required Shares through the date of such annual meeting (and any postponement or adjournment thereof). For purposes of this Section 2.7, the “Required Ownership Percentage” is 3% or more and the “Minimum Holding Period” is 3 years.

In the event the Eligible Stockholder consists of a group of stockholders, any and all requirements and obligations for an individual Eligible Stockholder that are set forth in this Section 2.7, including the Minimum Holding Period, shall apply to each member of such group; provided, however, that the Required Ownership Percentage shall apply to the ownership of the group in the aggregate. No person may be a member of more than one group of persons constituting an Eligible Stockholder for purposes of nominations pursuant to this Section 2.7 with respect to an annual meeting of stockholders. In addition, a group of any two or more funds that are under common management and investment control shall be treated as one stockholder for purposes of forming a group to qualify as an Eligible Stockholder. Whenever an Eligible Stockholder consists of a group of more than one stockholder, each provision in this Section 2.7 that requires the Eligible Stockholder to provide any written statements, representations, undertakings or agreements or to meet any other conditions shall be deemed to require each stockholder that is a member of such group to provide such statements, representations, undertakings or agreements and to meet such other conditions (which, if applicable, shall apply with respect to the portion of the Required Shares owned by such stockholder). When an Eligible Stockholder is comprised of a group, a violation of any provision of this Section 2.7 by any member of the group shall be deemed a violation by the entire group.

For purposes of this Section 2.7, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of common stock of the Corporation as to which the stockholder possesses both: (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (x) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale, (y) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell, or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar instrument, agreement or arrangement entered into by such stockholder or any of its affiliates, whether any such instrument, agreement or arrangement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the Corporation, in any such case which instrument, agreement or arrangement has, or is intended to have, or if exercised by either party would have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such stockholder’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such stockholder or its affiliates. An Eligible Stockholder shall “own” shares of common stock held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder’s ownership of shares of common stock shall be deemed to continue during any period in which (i) the stockholder has loaned such shares, provided that the stockholder has the power to recall such loaned shares on five business days’ notice and provides a representation to the Corporation that it will promptly recall such loaned shares upon being notified that any of its Stockholder Nominees will be included in the Corporation’s proxy materials, or (ii) the stockholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the stockholder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the common stock of the Corporation are “owned” for these purposes shall be determined by the Board of Directors or any committee thereof, in each case, in its sole discretion. For purposes hereof, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under rules and regulations promulgated under the Exchange Act. An Eligible Stockholder shall include in its Notice of Proxy Access Nomination the number of shares it is deemed to own for purposes of this Section 2.7.

(c) For purposes of this Section 2.7, the “Required Information” that the Corporation will include in its proxy statement is (1) the information provided to the secretary of the Corporation concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement by applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and (2) if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder, not to exceed 500 words, in support of the candidacy of the Stockholder Nominee(s), which must be delivered to the secretary of the Corporation at the time the Notice of Proxy Access Nomination required by this Section 2.7 is delivered (the “Statement”). Notwithstanding anything to the contrary contained in this Section 2.7, the Corporation may omit from its proxy statement any information or Statement (or portion thereof) that it, in good faith, believes is untrue in any material respect (or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 2.7 shall limit the Corporation’s ability to solicit against and include in the Corporation’s proxy materials its own statements or other information relating to the Eligible Stockholder or any Stockholder Nominee.

(d) The maximum number of Stockholder Nominees nominated by all Eligible Stockholders that will be included in the Corporation’s proxy materials with respect to an annual meeting of stockholders shall be 20% of the total number of directors in office (rounded to the nearest whole number) as of the last day on which a Notice of Proxy Access Nomination may be timely delivered pursuant to and in accordance with this Section 2.7 (the

“Final Proxy Access Nomination Date”). In the event that one or more vacancies for any reason occurs on the Board of Directors after the Final Proxy Access Nomination Date but before the date of the annual meeting of stockholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the maximum number of Stockholder Nominees eligible for inclusion in the Corporation’s proxy materials pursuant to this Section 2.7 shall be calculated based on the number of directors in office as so reduced. Any individual nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 2.7 whom the Board of Directors decides to nominate as a nominee of the Board of Directors, and any individual nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 2.7 but whose nomination is subsequently withdrawn, shall be counted as one of the Stockholder Nominees for purposes of determining when the maximum number of Stockholder Nominees provided for in this Section 2.7 has been reached. Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 2.7 shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy materials in the event that the total number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.7 exceeds the maximum number of nominees provided for in this Section 2.7. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.7 exceeds the maximum number of nominees provided for in this Section 2.7, the highest ranking Stockholder Nominee who meets the requirements of this Section 2.7 from each Eligible Stockholder will be selected for inclusion in the Corporation’s proxy materials until the maximum number is reached, going in order of the amount (largest to smallest) of shares of the Corporation’s outstanding common stock each Eligible Stockholder disclosed as owned in its respective Notice of Proxy Access Nomination submitted to the Corporation. If the maximum number is not reached after the highest ranking Stockholder Nominee who meets the requirements of this Section 2.7 from each Eligible Stockholder has been selected, this process will continue as many times as necessary, following the same order each time, until the maximum number is reached.

(e) To be eligible to have its nominee included in the Corporation’s proxy materials pursuant to this Section 2.7, an Eligible Stockholder shall have timely delivered, in proper form, a Notice of Proxy Access Nomination to the secretary. To be timely, the Notice of Proxy Access Nomination must be addressed to the secretary of the Corporation and received by the secretary at the principal executive offices of the Corporation in proper form not less than 120 days nor more than 150 days prior to the first anniversary of the date the definitive proxy statement was first released to stockholders in connection with the preceding year’s annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after the first anniversary date of the preceding year’s annual meeting of stockholders (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Notice of Proxy Access Nomination to be timely must be so received not later than the close of business on the later of the date that is 180 days prior to such Other Meeting Date and the 10th day following the day on which the date of such Other Meeting Date is first publicly announced or disclosed by the Company. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Notice of Proxy Access Nomination.

(f) To be in proper form for purposes of this Section 2.7, the Notice of Proxy Access Nomination to the secretary must be in writing and shall include the following information:

(i) one or more written statements from the record holder of the Required Shares (and from each intermediary through which the Required Shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven calendar days prior to the date the Notice of Proxy Access Nomination is delivered to the secretary of the Corporation, the Eligible Stockholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Stockholder’s agreement to provide, within five (5) business days after the record date for the annual meeting of stockholders, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date, together with a written statement by the Eligible Stockholder that such Stockholder will continue to own the Required Shares through the date of such annual meeting (and any postponement or adjournment thereof);

(ii) a copy of the Schedule 14N that has been or concurrently is filed with the SEC as required by Rule 14a-18 under the Exchange Act, as such rule may be amended;

(iii) the information, representations and agreements that are the same as those that would be required to be set forth in a stockholder’s notice of nomination pursuant to Section 2.5(a) of this Article II;

(iv) the questionnaire, representations, agreements and other information required by Section 2.5(b) of this Article II;

(v) the consent of each Stockholder Nominee to being named in the Corporation’s proxy materials as a nominee and to serving as a director if elected;

(vi) a representation that the Eligible Stockholder (a) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and that neither the Eligible Stockholder nor any Stockholder Nominee being nominated thereby presently has such intent, (b) intends to continue to own the Required Shares through the date of the annual meeting of stockholders, (c) has not nominated and will not nominate for election to the Board of Directors at the annual meeting of stockholders any person other than its Stockholder Nominee(s) being nominated pursuant to this Section 2.7, (d) has not engaged and will not engage in, and has not and will not be a “participant” in, another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting of stockholders, other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (e) will not distribute to any stockholder of the Corporation any form of proxy for the annual meeting of stockholders other than the form distributed by the Corporation, and (f) has not provided and will not provide facts, statements and other information in its communications with the Corporation and its stockholders that are not or will not be true and correct in all material respects or which omitted or will omit to state a material fact necessary in order to make such information, in light of the circumstances under which it is or will be made or provided, not misleading;

(vii) an undertaking that the Eligible Stockholder agrees to: (a) assume all liability stemming from any legal or regulatory violation arising out of communications with the stockholders of the Corporation by the Eligible Stockholder, its affiliates and associates or their respective agents or representatives, either before or after providing a Notice of Proxy Access Nomination pursuant to this Section 2.7, or out of the information that the Eligible Stockholder or its Stockholder Nominee(s) provided to the Corporation pursuant to this Section 2.7 or otherwise in connection with the inclusion of such Stockholder Nominee(s) in the Corporation’s proxy materials pursuant to this Section 2.7, (b) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 2.7, (c) comply with all applicable laws and regulations with respect to any solicitation, or applicable to the filing and use, if any, of soliciting material, in connection with the annual meeting of stockholders, and (d) file with the SEC any solicitation or other communication with the Corporation’s stockholders relating to the meeting at which the Stockholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available thereunder; and

(viii) in the case of a nomination by a group of stockholders that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including withdrawal of the nomination.

The Corporation may also require each Eligible Stockholder and Stockholder Nominee to furnish such additional information as may reasonably be necessary to permit the Board of Directors to determine if each Stockholder Nominee is or is reasonably likely to become subject to any of the ineligibility provisions of Section 9(a) or 9(b) of the Investment Company Act, is an “interested person” of the Corporation as defined in Section 2(a)(19) of the Investment Company Act, is independent under the listing standards of the principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the SEC and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors or as may reasonably be required by the Corporation to determine that the Eligible Stockholder meets the criteria for qualification as an Eligible Stockholder.

(g) In the event that any facts, statements or other information provided by the Eligible Stockholder or the Stockholder Nominee to the Corporation or its stockholders is not, when provided, or thereafter ceases to be, true and correct in all material respects or omits a material fact necessary to make such information, in light of the circumstances under which it is made or provided, not misleading, each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the secretary of the Corporation of any defect in such previously provided information and of the information that is required to correct any such defect; it being understood that providing any such notification shall not be deemed to cure any defect or limit the Corporation’s right to omit a Stockholder Nominee from its proxy materials as provided in this Section 2.7.

(h) The Corporation shall not be required to include, pursuant to this Section 2.7, a Stockholder Nominee in the Corporation’s proxy materials for any meeting of stockholders (i) for which the secretary of the Corporation receives a valid notice (whether or not subsequently withdrawn) that a stockholder has nominated a person for election to the Board of Directors pursuant to the advance notice requirements for stockholder nominees for director set forth in Section 2.5 of this Article II, (ii) if the Eligible Stockholder who has nominated such Stockholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in, another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting of stockholders other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (iii) if such Stockholder Nominee is an “interested person” of the Corporation as defined in Section 2(a)(19) of the Investment Company Act, is not independent under the listing standards of each principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the SEC and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s Directors, in each case as determined by the Board of Directors in its sole discretion, (iv) if the election of such Stockholder Nominee as a member of the Board of Directors would cause the Corporation to be in violation of these Bylaws, the Certificate of Incorporation, the rules and listing standards of the principal U.S. exchange upon which the common stock of the Corporation is traded, or any applicable state or federal law, rule or regulation, including without limitation the Investment Company Act, (v) if such Stockholder Nominee is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (vi) if such Stockholder Nominee (A) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses), (B) has been convicted in such a criminal proceeding within the past ten (10) years, (C) if such Stockholder Nominee is ineligible to serve or act in the capacity of director for any registered investment company by reason of Section 9(a) of the Investment Company Act, or (D) if such Stockholder Nominee has been found by a court or regulatory authority, or has admitted, pleaded no contest to or settled charges relating to, any conduct set forth in Section 9(b) of the Investment Company Act, (vii) if such Stockholder Nominee is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, (viii) if such Stockholder Nominee or the applicable Eligible Stockholder shall have provided information to the Corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, or (ix) if the Eligible Stockholder who has nominated such Stockholder Nominee or such Stockholder Nominee otherwise contravenes any of the agreements or representations made by such Eligible Stockholder or Stockholder Nominee or fails to comply with its obligations pursuant to this Section 2.7.

(i) Notwithstanding the foregoing provisions of this Section 2.7, unless otherwise required by law, if (i) the Stockholder Nominee(s) and/or the applicable Eligible Stockholder shall have breached its or their obligations under this Section 2.7, as determined by the Board of Directors or the chairperson of the meeting of stockholders, in each case, in its, his or her sole discretion, or (ii) the Eligible Stockholder (or a qualified representative thereof) does not appear at the annual meeting of stockholders to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.7, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(j) Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but either (1) withdraws from or becomes ineligible or unavailable for election to the Board of Directors at such annual meeting, or (2) does not receive at least 25% of the votes cast in favor of such Stockholder Nominee’s election at such annual meeting, will be ineligible to be a Stockholder Nominee pursuant to this Section 2.7 for the next two annual meetings of stockholders. For the avoidance of doubt, this Section 2.7(j) shall not prevent any stockholder from nominating any person to the Board of Directors pursuant to and in accordance with Section 2.5 of this Article II.

(k) This Section 2.7 shall be the exclusive method for stockholders to include nominees for election to the Board of Directors in the Corporation’s proxy materials.

2.8 Quorum.

The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairperson of the meeting or (b) the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 2.9, until a quorum is present or represented.

2.9 Adjourned Meeting; Notice.

Any meeting of stockholders may be adjourned from time to time to reconvene at the same or some other place. When a meeting is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting in accordance with Section 2.4.

2.10 Conduct of Business.

The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of any meeting of the stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairperson and secretary of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson or secretary, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter or matters to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (vi) limitations on the time allotted to questions or comments by participants.

2.11 Voting.

(a) The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.13 of these Bylaws, subject to the provisions of Sections 217 and 218 of the DGCL (relating to voting rights of fiduciaries, pledgors and joint owners of stock and to voting trusts and other voting agreements).

(b) Except as may be otherwise provided in the Certificate of Incorporation or in the Investment Company Act, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

(c) Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, any question brought before any meeting of the stockholders, other than the election of directors, shall be decided by the vote of the holders of a majority of the Corporation’s capital stock represented and entitled to vote thereon, voting as a single class. Such votes may be cast in person or by proxy as provided in Section 2.14.

2.12 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL or of the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice or a waiver by electronic transmission by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders need be specified in any waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.

2.13 Record Date for Stockholder Notice; Voting; and Dividends.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines at the time that it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such a determination. If the Board of Directors does not so fix a record date, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that which was fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which shall not be more than sixty (60) days prior to such other action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

2.14 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by a written proxy, signed by the stockholder and filed with the secretary of the Corporation, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be deemed signed if the stockholder’s name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission or other means of electronic transmission) by the stockholder or the stockholder’s attorney-in-fact. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212(e) of the DGCL.

2.15 List of Stockholders Entitled to Vote.

The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either (a) at the principal executive offices of the Corporation, or (b) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

2.16 Stock Ledger.

The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to (i) examine the stock ledger, the list required by Section 2.15 or the books of the Corporation; (ii) receive dividends; or (iii) vote in person or by proxy at any meeting of stockholders. The Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise required by applicable law.

2.17 Inspectors of Election.

In advance of any meeting of stockholders, the Board of Directors, by resolution, the chair of the board, the chief executive officer shall appoint one or more inspectors to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be, among other things, officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by applicable law.

ARTICLE III

DIRECTORS

3.1 Powers.

Subject to the provisions of the DGCL and any limitations in the Certificate of Incorporation or these Bylaws relating to action required to be approved by the stockholders, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board of Directors.

3.2 Number of Directors.

The number of directors constituting the entire Board of Directors shall be determined, from time to time, by a resolution of the Board of Directors, subject to Section 3.4 of these Bylaws. No reduction of the authorized number of directors shall have the effect of removing any director before such director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4 of these Bylaws, directors shall be elected by a “majority of votes cast” (as defined herein) at each annual meeting of stockholders to hold office until the next annual meeting, unless the election is contested, in which case directors shall be elected by a plurality of votes cast. An election shall be deemed to be contested if the Secretary of the Corporation has received one or more notices that a stockholder or stockholders intend to nominate a person or persons for election to the Board of Directors, which notice(s) purport to be in compliance with Section 2.5 or Section 2.7 of these Bylaws and all such nominations have not been withdrawn by the proposing stockholder(s) on or prior to the tenth day preceding the date the Corporation first mails its notice of meeting for such meeting to its stockholders (regardless of whether all such nominations are subsequently withdrawn and regardless of whether the Board of Directors determines that any such notice is not in compliance with Section 2.5 or Section 2.7 of these Bylaws, as applicable). Each director, including a director elected to fill a vacancy, shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation (including resignation pursuant to the resignation policy set forth in the Corporation’s Corporate Governance Guidelines) or removal. For the purposes of this Section, a “majority of votes cast” means that the number of shares voted “for” a director exceeds the number of votes cast “against” that director. Directors need not be stockholders unless so required by the Certificate of Incorporation or these Bylaws, wherein other qualifications for directors may be prescribed. Elections of directors need not be by written ballot.

3.4 Resignation and Vacancies.

Any director may resign at any time upon written notice or by electronic transmission to the attention of the secretary of the Corporation. Such notice shall take effect at the time therein specified or, if no time is specified immediately, and, unless specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. When one or more directors so resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies. Each director so elected shall hold office until the next annual meeting of the stockholders and until a successor has been elected and qualified.

Unless otherwise provided in the Certificate of Incorporation, these Bylaws or the Investment Company Act:

(a) Vacancies arising through death, resignation, removal, an increase in the number of directors or otherwise may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

(b) Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

If at any time, by reason of death, resignation, removal or other cause, the Corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the Certificate of Incorporation or these Bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the General Corporation Law of Delaware.

3.5 Place of Meetings; Meetings by Telephone or Remote Communication.

The Board of Directors of the Corporation may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or other remote communication by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

3.7 Special Meetings; Notice.

Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chair of the board, the chief executive officer, the secretary or any two or more directors.

Notice of the time and place of special meetings may be given personally or by mail, telegram, telex, facsimile, cable or by means of electronic transmission. If the notice is mailed, it shall be sent by first class mail or telegram, charges prepaid, addressed to each director at that director’s address as it is shown on the records of the Corporation and deposited in the United States mail at least four days before the time of the holding of the meeting. If the notice is delivered personally or by telephone, telegram, telex, facsimile, cable or electronic means it shall be delivered by such means at least 24 hours before the time of the holding of the meeting, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate under the circumstances. Notice given by electronic transmission shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the director has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the director has consented to receive notice; (iii) if by a posting on an electronic network, together with separate notice to the director of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the director. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. The notice need not specify (a) the purpose or (b) the place of the meeting, if the meeting is to be held at the principal executive office of the Corporation.

3.8 Quorum.

At all meetings of the Board of Directors, a majority of the authorized number of directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute (including the Investment Company Act) or by the Certificate of Incorporation. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. With respect to actions of the Directors and any committee of the Directors, Directors who are “interested persons” of the Corporation as defined in Section 2(a)(19) of the Investment Company Act may be counted for quorum purposes under this Article III Section 3.8 and shall be entitled to vote to the extent not prohibited by the Investment Company Act.

3.9 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL or of the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors, or members of a committee of directors, need be specified in any waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.

3.10 Board Action by Written Consent without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation, these Bylaws or the Investment Company Act, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Written consents representing actions taken by the board or committee may be executed by telex, telecopy or other facsimile transmission, and such facsimile shall be valid and binding to the same extent as if it were an original.

3.11 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws or applicable law, the Board of Directors shall have the authority to fix the compensation of directors. No such compensation shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

3.12 Removal of Directors.

Unless otherwise restricted by applicable law, by the Certificate of Incorporation or by these Bylaws, any director or the entire Board of Directors may be removed from office, with or without cause, only by the affirmative vote of holders of at least a majority of the shares then entitled to vote at an election of directors.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

3.13 Chair and Vice Chair of the Board of Directors.

The Corporation may also have, at the discretion of the Board of Directors, a chair of the board and a vice chair of the board, who shall not be considered officers of the Corporation.

3.14 Interested Directors.

No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (a) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (b) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE IV

COMMITTEES

4.1 Committees of Directors.

The Board of Directors may designate one or more committees, with each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by law or provided in the resolution of the Board of Directors establishing such committee, in any subsequent resolution of the Board of Directors or in the Bylaws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it. The provisions of this Section 4.1 shall in no way limit the ability of the Board of Directors to designate such other committees in any manner permitted by applicable law.

4.2 Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

4.3 Meetings and Action of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Section 3.5 (place of meetings and meetings by telephone), Section 3.6 (regular meetings), Section 3.7 (special meetings and notice), Section 3.8 (quorum),

Section 3.9 (waiver of notice), and Section 3.10 (board action without a meeting) of these Bylaws, with such changes in the context of such provisions as are necessary to substitute the committee, its chair and its members for the Board of Directors, the chair of the board and its members; provided, however, that the time of regular meetings of committees may be determined either by resolution of the Board of Directors or by resolution of the committee, that special meetings of committees may also be called by the chair of the board and by resolution of the Board of Directors and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board of Directors may adopt rules for the governance of any committee not inconsistent with the provisions of these Bylaws.

ARTICLE V

OFFICERS

5.1 Officers.

The officers of the Corporation shall consist of a chief executive officer, one or more vice presidents, a general counsel and secretary, a chief financial and accounting officer, a chief compliance officer and such other officers as the Board of Directors may deem expedient. Any number of offices may be held by the same person unless otherwise prohibited by applicable law, the Certificate of Incorporation or these Bylaws.

5.2 Appointment of Officers.

The officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Sections 5.3 or 5.5 of these Bylaws, shall be appointed by the Board of Directors, subject to the rights, if any, of an officer under any contract of employment. Such officers shall exercise such powers, perform such duties and hold office for such terms as shall be determined from time to time by the Board of Directors, until such officer’s successor is elected and qualified, or until such officer’s earlier death, resignation or removal.

5.3 Subordinate Officers.

In addition to the officers appointed by the Board of Directors in accordance with the provisions of Section 5.1 of these Bylaws, the Corporation may have a treasurer and one or more appointed vice presidents, assistant secretaries, assistant treasurers or other officers who shall also be officers of the Corporation (each an “Appointed Officer”). The chief executive officer shall have the power to appoint and remove any Appointed Officer and agents as the business of the Corporation may require, each of whom shall perform such duties and have such authority as the chief executive officer may from time to time determine, until such officer’s successor is elected and qualified, or until such officer’s earlier death, resignation or removal.

5.4 Removal and Resignation of Officers.

Any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board of Directors at any regular or special meeting of the Board of Directors or, except in the case of an officer chosen by the Board of Directors, by the chief executive officer or any officer upon whom such power of removal may be conferred by the Board of Directors.

Any officer may resign at any time by giving written notice, or by electronic transmission, to the attention of the secretary of the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or, except in the case of an officer chosen by the Board of Directors, by the chief executive officer or any officer upon whom such power may be conferred by the Board of Directors.

5.6 Chief Executive Officer.

Subject to such supervisory powers, if any, as may be given by the Board of Directors to the chair of the board, if any, the chief executive officer of the Corporation shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and the officers of the Corporation. He or she, or his or her designee, shall preside at all meetings of the stockholders and, in the absence or nonexistence of a chair of the board, at all meetings of the Board of Directors and shall have the general powers and duties of management usually vested in the office of chief executive officer of a corporation and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

5.7 Vice Presidents.

In the absence or disability of the chief executive officer, the vice presidents, if any, in order of their rank as fixed by the Board of Directors or, if not ranked, a vice president designated by the Board of Directors, shall perform all the duties of the chief executive officer and when so acting shall have all the powers of, and be subject to all the restrictions upon, the chief executive officer. The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board of Directors, these Bylaws, the chief executive officer or the chair of the board.

5.8 General Counsel and Secretary.

The general counsel and secretary shall be responsible for the identification, oversight, and monitoring of legal and regulatory issues affecting the Corporation, and for the oversight of the Corporation’s corporate governance functions, among others. The general counsel and secretary shall be responsible for keeping the Board of Directors apprised of significant legal and regulatory events with respect to the Corporation.

The general counsel and secretary shall keep or cause to be kept, at the principal executive office of the Corporation or such other place as the Board of Directors may direct, a book of minutes of all meetings and actions of directors, committees of directors, and stockholders. The minutes shall show the time and place of each meeting, the names of those present at directors’ meetings or committee meetings, the number of shares present or represented at stockholders’ meetings, and the proceedings thereof.

The general counsel and secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, as determined by resolution of the Board of Directors, a share register, or a duplicate share register, showing the names of all stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates (if any) evidencing such shares, and the number and date of cancellation of every such certificate surrendered for cancellation.

The general counsel and secretary shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors required to be given by law or by these Bylaws. He or she shall keep the seal of the Corporation, if one be adopted, in safe custody and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or by these Bylaws.

5.9 Chief Financial and Accounting Officer.

The chief financial and accounting officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital retained earnings, and shares. The books of account shall at all reasonable times be open to inspection by any director. The chief financial and accounting officer shall also be responsible for overseeing the internal controls and risk management functions of the Corporation.

The chief financial and accounting officer shall deposit or direct the treasurer to deposit all moneys and other valuables in the name and to the credit of the Corporation with such depositories or custodians as may be designated by the Board of Directors. He or she shall disburse or direct the treasurer to disburse the funds of the Corporation as may be ordered by the Board of Directors, shall render to the chief executive officer, or the directors, upon request, an account of all his or her transactions as chief financial and accounting officer and of the financial condition of the Corporation, and shall have other powers and perform such other duties as may be prescribed by the Board of Directors or the Bylaws.

5.10 Chief Compliance Officer.

The chief compliance officer shall be responsible for the oversight, implementation and monitoring of the compliance program of the Corporation. The chief compliance officer shall be responsible for keeping the Board of Directors apprised of significant compliance events with respect to the Corporation or its service providers, for advising the Board of Directors of needed changes in the compliance program of the Corporation, and for overseeing all necessary training and education required under the compliance program of the Corporation. The chief compliance officer shall be empowered with full responsibility and authority to develop and enforce appropriate compliance policies and procedures for the Corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or the Bylaws.

5.11 Representation of Securities of Other Entities.

The chair of the board, the chief executive officer, any vice president, the chief financial and accounting officer, the secretary or assistant secretary of this Corporation, or any other person authorized by the Board of Directors or the chief executive officer or a vice president, is authorized to vote, represent, and exercise on behalf of this Corporation all rights incident to any and all securities of any other entity or entities standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by the person having such authority.

5.12 Authority and Duties of Officers.

In addition to the foregoing authority and duties, all officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board of Directors or these Bylaws.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS, OFFICERS,

EMPLOYEES AND OTHER AGENTS

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) (a) for so long as the Corporation is registered as an investment company under the Investment Company Act, against any liability or expense arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of the person’s position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “Disabling Conduct”) or (b) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article VI shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article VI or otherwise, as permitted by law.

For purposes of this Article VI, a “director” or “officer” of the Corporation includes any person (a) who is or was a director or officer of the Corporation, (b) who is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (c) who was a director or officer of a Corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VI to directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.

Notwithstanding the foregoing, for so long as the Corporation is registered as an investment company under the Investment Company Act, no indemnification shall be made hereunder unless there has been a determination (a) by a final decision on the merits by a court or other body of competent jurisdiction before whom the issue of entitlement to indemnification hereunder was brought that such person is entitled to indemnification hereunder or, (b) in the absence of such a decision, by (i) a majority vote of a quorum of those Directors who are both (A) not “interested persons” as defined in Section 2(a)(19) of the Investment Company Act and (B) not parties to the proceeding (“Independent Non-Party Directors”), that the person is entitled to indemnification hereunder, or (ii) if such quorum is not obtainable or even if obtainable, if such majority so directs, a Special Counsel (defined below) in a written opinion concludes that the Indemnitee should be entitled to indemnification hereunder; provided that amounts may be advanced to a director or officer in advance of the final disposition of a matter as permitted above. For purposes of this provision, “Special Counsel” means an “independent legal counsel” as defined in Reg. §270.0-1(a)(6) promulgated under the Investment Company Act that has been (1) selected by a majority of the Independent Non-Party Directors, or (2) if there are no Independent Non-Party Directors, by a majority of the Directors who are not “interested persons” under Section 2(a)(19) of the Investment Company Act.

The limitations on the rights to indemnification and to the advancement of expenses delineated in the first paragraph of this Article VI, namely with respect to liabilities or expenses arising by reason of Disabling Conduct, shall govern only those actions taken by directors and officers of the Corporation while the Corporation is registered as an investment company under the Investment Company Act. Additionally, the limitations on the rights to indemnification and to the advancement of expenses delineated in the immediately preceding paragraph of this Article VI, namely that no indemnification shall be made unless there has been a determination that the Indemnitee should be entitled to indemnification, shall govern only those actions taken by directors and officers of the Corporation while the Corporation is registered as an investment company under the Investment Company Act. Such limitations on the rights to indemnification and to the advancement of expenses conferred in this Article VI do not apply to any actions taken by directors and officers of the Corporation prior to such registration under the Investment Company Act.

Any repeal or modification of this Article VI by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE VII

RECORDS AND REPORTS

7.1 Maintenance and Inspection of Records.

The Corporation shall, either at its principal executive offices or at such place or places as designated by the Board of Directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these Bylaws as amended to date, accounting books, and other records.

To the extent required by the DGCL, any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in Delaware or at its principal executive offices.

7.2 Inspection by Directors.

Any director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director. The Court of Chancery is hereby vested with the exclusive jurisdiction to determine whether a director is entitled to the inspection sought. The Court may summarily order the Corporation to permit the director to inspect any and all books and records, the stock ledger, and the stock list and to make copies or extracts therefrom. The Court may, in its discretion, prescribe any limitations or conditions with reference to the inspection, or award such other and further relief as the Court may deem just and proper.

ARTICLE VIII

GENERAL MATTERS

8.1 Disbursements.

From time to time, the Board of Directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the Corporation, and only the persons so authorized shall sign or endorse those instruments.

8.2 Execution of Corporate Contracts and Instruments.

The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

8.3 Share Certificates and Uncertificated Shares.

The shares of the Corporation may be represented by certificates or uncertificated, as provided under the DGCL. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by (i) the chair or vice-chair of the Board of Directors, or the chief executive officer or a vice president, and (ii) by the chief financial and accounting officer, or the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be an officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

8.4 Special Designation on Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate (if any) that the Corporation may issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of such certificate (if any) that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

8.5 Lost Certificates.

Except as provided in this Section 8.5, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and canceled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or the owner’s legal representative, upon the making of an affidavit of fact by the person claiming the stock certificate to be lost, stolen or destroyed, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

8.6 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.

8.7 Dividends.

The Board of Directors, subject to any restrictions contained in (a) the DGCL; or (b) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock.

The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish or modify any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

8.8 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

8.9 Seal.

The Corporation may adopt a corporate seal, which may be altered at pleasure, and may use the same by causing it or a facsimile thereof, to be impressed or affixed or in any other manner reproduced.

8.10 Transfer of Stock.

Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation by the holder thereof or by such person’s attorney authorized by power of attorney duly executed and filed with the secretary or transfer agent of the Corporation, and in the case of stock represented by a certificate, upon the surrender of the certificate therefor, properly endorsed for transfer or accompanied by a duly executed stock transfer power and payment of all necessary transfer taxes; provided, however, that such surrender and endorsement or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. In the case of stock represented by a certificate, every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled,” with the date of cancellation, by the secretary or assistant secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

8.11 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

8.12 Transfer Agent.

The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.

ARTICLE IX

AMENDMENTS

Subject to the Certificate of Incorporation, these Bylaws may be altered, amended or repealed in whole or in part, or new Bylaws may be adopted by the stockholders entitled to vote or by the Board of Directors. The fact that such power has been so conferred upon the Board of Directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal Bylaws. All such amendments must be approved by either the holders of a majority of the capital stock entitled to vote thereon or by a majority of the Board of Directors then in office, except as otherwise provided in the Certificate of Incorporation.

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